Exhibit 10.1
InterDigital
Long-Term Compensation Program
The Long-Term Compensation Program (the “Program”) of InterDigital (the “Company”) is designed to encourage employees to exercise their best efforts toward ensuring the success of the Company. All regular full-time and regular part-time employees (as defined in the Company's Employee Handbook) are eligible to participate in one or more components of the Program, based on their level within the organization. These Program components are offered pursuant to the InterDigital, Inc. 2009 Stock Incentive Plan (the “Plan”).
Program Participation Levels and Payout Targets. Each participant's level of participation in the Program is established as a target percentage of their annual base salary, based on their level within the organization pursuant to the chart set forth below:

Organizational Level	Target Payout (% of Annual Base Salary)
Chief Executive Officer	150%
Senior Executive Vice President or Executive Vice President (or functional equivalent)	80-100%*
Vice President (or functional equivalent)	50%
Senior Director (or functional equivalent)	45%
Director (or functional equivalent)	40%
Senior Manager (or functional equivalent)	35%
Manager (or functional equivalent)	30%
Non-Manager (or functional equivalent):
Band 1	9%
Band 2	7%
Band 3	5%
* The Target Payout for a Senior Executive Vice President or an Executive Vice President is 80% of annual base salary until the executive has served in such executive-level position for three years, at which time it increases to 90% of annual base salary. The C.E.O. (or the Compensation Committee in the case of Section 16 Officers) may, in his sole discretion, designate a Senior Executive Vice President or an Executive Vice President to be eligible for a Target Payout of 100% of annual base salary based on their role within the Company and their ability to effect the success of the Company and the achievement of its long-term goals.
Compensation Components. The Program consists of two compensation components: (1) a Restricted Stock Unit Program (“RSU Program”) consisting of awards of time-based restricted stock units (“RSUs”) and (2) a Long-Term Incentive Plan (the “LTIP”) providing performance-based awards in the form of cash or equity (or a combination thereof). For all Program participants at or below the Non-Manager/functional equivalent level, 100% of their Program participation will be in the form of time-based RSUs granted pursuant to the RSU Program. For all Program participants at or above the Manager/functional equivalent level, 25% of their total Program participation will be in the form of time-based RSUs granted pursuant to the RSU Program and 75% of their total Program participation will be awarded pursuant to the LTIP.
Program Cycles. The Program consists of cycles (each a “Cycle”) that are each generally three years in length, normally commencing on January 1st of each year.
(1) RSU Program. The RSU Program provides all Program participants with an opportunity to share in the growth of the Company's value in the marketplace and rewards participants based on the performance of the Company's stock over time through awards of time-based RSUs. A time-based RSU is a contractual right to receive a share of InterDigital common stock, par value $0.01 per share, after completion of a specified time period. Pursuant to the RSU Program, each Program participant will receive an award of time-based RSUs on the first day of each Cycle, and each such award shall generally have a three-year vesting period, with the vesting schedule to be determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company in its sole discretion. The default vesting schedule will provide for the time-based RSUs to vest at the end of the three-year Cycle. Each time-based RSU recipient will receive an award agreement setting forth the terms and conditions of each RSU grant. In the event of any conflict between these Program terms and conditions and an RSU award agreement, the RSU award agreement will govern.

(2) Long-Term Incentive Plan. The Long-Term Incentive Plan (the “LTIP”) provides Program participants at or above the Manager/functional equivalent level with performance-based awards that may be paid out, as determined by the Compensation Committee, in its sole discretion, in the form of cash or InterDigital common stock or stock options or any combination thereof. However, the “default” allocation will be 25% cash and 75% stock. The allocation of the awards may be determined either at the start or the end of each Cycle. Any payout under the LTIP is determined by the Compensation Committee in its sole discretion based on the Company's achievement of one or more performance goals during the Cycle period, as established and approved by the Compensation Committee. Payouts under the LTIP may exceed or be less than target, depending on the level of achievement of the performance goal(s). Unless the Compensation Committee, in its sole discretion, authorizes an exception, no payout may be made if the Company fails to achieve at least 80% of the performance goal(s) for the applicable Cycle, and the Company's achievement of the performance goal(s) for any particular Cycle that exceeds the target is capped at 140%. Each 1-point variation in performance achievement results in a 2.5-point variation in payout. Accordingly, the minimum performance achievement that qualifies for a payout results in a payout amount equal to 50% of target and the maximum payout performance achievement results in a payout amount of no more than 200% of target.
Payouts under the LTIP will be made no later than March 15th of the year following the end of each Cycle.
Program Participation
New Program Participants. A newly hired employee is eligible for pro-rata participation in the LTCP Cycle that began on January 1st of the hire year and full participation beginning with the next applicable Cycle, so long as they remain eligible. Participation in the pro-rata Cycle will be determined based on the amount of time (number of pay periods) remaining in the Cycle upon hire.
Promotion during Program Cycle. If an employee is promoted within the first six months of the start of a LTCP Cycle and such promotion results in (i) an accompanying increase in his or her LTCP participation target or (ii) his or her participation in the LTIP for the first time, the benefit of the Program target increase or initial participation in the LTIP will be realized effective as of the date of the promotion for the Cycle that began on January 1st of the promotion year. If an employee is promoted at any other time during a Cycle, any change to their participation in the LTCP will be realized at the beginning of the next applicable Cycle, unless the Compensation Committee, in its sole discretion, authorizes an exception.
Effect of Termination of Employment. A Program participant must remain continuously employed by the Company or an Affiliate (as defined below) through the end of the Cycle in order to receive RSU vesting and must continue to be employed at least until the time the LTIP payout is made in order to receive the LTIP payout.. For purposes of this Program, an Affiliate means any other individual, corporation, partnership, association, trust or other entity that, directly or indirectly, is in control of or is controlled by or is under common control with the Company. Any benefits from the Program are forfeited upon termination of employment by the participant (i.e., the participant voluntarily resigns from employment). Benefits may be vested to some degree, as explained below, where the participant's employment terminates due to his or her death, “disability,” “retirement,” or as a result of the termination of employment by the Company other than for “cause” (each as defined below).
Partial Vesting of RSU Award granted under the RSU Program. If a participant's employment terminates due to death, disability or retirement, or the participant's employment with InterDigital is terminated by the Company without cause, vesting of any time-based RSUs will occur immediately and on a pro-rata basis based on the portion of the Cycle during which the participant was employed. The settlement of any time-based RSUs that become vested as described above will occur as soon as administratively practical after termination of employment.
Partial Vesting of LTIP Award. If a participant's employment terminates for any reason during the first or second year of a Cycle, the participant forfeits eligibility to receive any LTIP payout associated with those Cycles. If, however, during the third year of a Cycle, a participant's employment with the Company terminates due to his or her death, disability or retirement, or the participant is terminated by the Company without cause, the participant will be eligible to earn a pro-rata portion of the LTIP payout. Any pro-rata cash payout or shares vesting resulting from the LTIP cycle will be delivered to the employee (or, if applicable, the employee's estate) as soon as administratively practicable after any payout would have taken place if the participant had remained employed, as described above, but in any event no later than March 15 after the year of termination.
NOTE: To the extent any LTIP or RSU payout is determined to be a form of nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment may be delayed to a date that is at least six months following the participant's termination of employment to the extent it is determined to be necessary to avoid the detrimental tax treatment applicable to deferred compensation benefits that are not fully compliant with the distribution rules of Code Section 409A. This will only be applicable to participants who are determined to be “specified employees” as that term is defined for purposes of Code Section 409A.

For purposes of the Program:

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“cause” means: (a) willful and repeated failure of an employee to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) an employee's conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or an Affiliate; (c) willful misconduct or gross negligence by an employee in connection with his or her employment; (d) unsatisfactory job performance; or (e) an employee's breach of any material obligation or duty owed to the Company or an Affiliate.

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“disability” means: (a) a disability entitling the employee to long-term disability benefits under the applicable long-term disability plan of the Company (or an Affiliate if employee is employed by such Affiliate); or (b) if the employee is not covered by such a plan, a physical or mental condition or illness that renders the employee incapable of performing his or her duties for a total of 180 days or more during any consecutive 12-month period.

•	“retirement” means resignation after attaining a combination of age plus years of service at the Company (and Affiliates) equal to 70.

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“Good Reason” means any of the following events, occurring without employee's prior written consent: (i) any material reduction in employee's base salary (other than a proportionate reduction in salary which is applied to a majority of the Company's employees); (ii) a material change in employee's duties or responsibilities within the Company; and (iii) a relocation of employee's primary work location (or office), or Company's primary place of operation, by a distance of more than fifty (50) miles. Notwithstanding the foregoing, Good Reason shall only exist if employee shall have provided the Company with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from employee. Employee's resignation from employment with the Company for Good Reason must occur within six (6) months following the initial occurrence of one of the foregoing events or conditions.

Effect of a Terminating Event. If a Terminating Event (meaning either a Change of Control, as defined below, or a liquidation of the Company) occurs during a Cycle and while a participant is actively employed by the Company or an Affiliate, then the following shall occur:

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Time-Based RSUs: Immediately prior to (but contingent on the occurrence of) that Terminating Event, all time-based RSUs will become fully vested and a distribution of InterDigital shares with respect to those RSUs will be made contemporaneous with, or as soon as practicable after, the Terminating Event;

•
LTIP: The Participant's LTIP shall remain outstanding pursuant to the same terms and conditions as previously awarded. Notwithstanding the foregoing, in the event that a participant, within one year of a Terminating Event, is terminated without cause or terminates for Good Reason, an early payment of the employee's LTIP will be made in an amount equal to the greater of (i) the employee's target LTIP, or (ii) the level of performance achieved at the time of the Terminating Event. Payment of this amount will be made not later than 30 days after the employee's termination.

Notwithstanding the foregoing, if, as a result of a Terminating Event, the Program is terminated and a participant does not receive a replacement a from a successor to the Company that is equivalent or greater than the value of the participant's LTIP at the time of the Terminating Event, as determined by the Compensation Committee in its sole discretion, then the employee shall receive an early payment of the employee's LTIP in an amount equal to the greater of (i) the employee's target LTIP, or (ii) the level of performance achieved at the time of the Terminating Event. Payment of this amount will be made not later than 30 days after the Terminating Event.
For purposes of the Program:

•	“Change of Control” means the first to occur of any of the following events:
(a)    Any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then-outstanding voting securities;

(b)    During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (a), (c), (d) or (e) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof;
(c)    The shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by the persons who were shareholders of the Company immediately prior to the transaction in substantially the same proportion as their ownership of the voting power immediately prior to the transaction; provided that, for purposes of this Section 3.7(c), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative ownership of the voting securities) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this Section 3.7(c) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;
(d)    The shareholders of the Company accept shares in a share exchange in which the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange;
(e)    The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this Section 3.7(e) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; and
(f)    Any other event which the Board determines shall constitute a Change in Control for purposes of this Plan.
Other Program Information
Taxation of Awards. The following is a brief description of the federal income and employment tax treatment of Program awards. The rules governing these awards are complex and their application may vary depending upon individual circumstances. Moreover, statutory and regulatory provisions and their interpretations are subject to change. Employees are, therefore, encouraged to consult with a personal tax advisor regarding the tax consequences of participation in the Program.
For federal income and employment tax purposes, the full amount of any cash-based LTIP payout will be taxable at the time the cash is paid, and will be subject to applicable income and wage tax withholding requirements.
For federal income tax purposes, the value of shares distributed in respect of RSUs or any share-based LTIP payout will be recognized as ordinary income at the time the shares are distributed based on the value of those shares at that time. If LTIP payment or settlement of RSUs is delayed (e.g., in the case of later payments for certain mid-Cycle employment terminations), the value of the shares subject to RSUs may be taxed at the time the RSUs vest, based on the value of those shares at that time. Further information regarding the taxation of RSUs is contained in the Plan prospectus.

Future Program Cycles. While the Company reserves the right to alter or discontinue the Program at any time, its present intent is to continue the Program for future Cycles. If an employee is eligible to participate in a future Cycle, additional information will be distributed at the start of that Cycle.
Administration. The Program is administered by the Compensation Committee. The Compensation Committee has the right to terminate or amend the Program and its components at any time for any reason. Notwithstanding the foregoing, no amendment, alteration or discontinuation shall be made which would impair the rights of a participant with respect to a Restricted Stock Unit or LTIP payment which has been granted under the Plan, without the Participant's consent. The Compensation Committee also has the authority to select employees to receive awards, to create, amend and rescind rules regarding the operation of the Program, to set/approve specific cycle goals, to determine whether LTIP goals have been achieved, to reconcile inconsistencies, to supply omissions and to otherwise make all determinations necessary or desirable for the operation of the Program. The Compensation Committee delegates the authority to amend the Program to the Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, General Counsel or one or more of these employees as part of a committee of employees and/or directors of the Company, provided, however, that any amendment of the Program that is a “material amendment” (as determined pursuant to NASDAQ Stock Market Rule 5635(c) and the interpretive material thereunder) must be approved by the Compensation Committee or by a majority of the Company's independent directors, as defined for purposes of such rule.
Election to Defer Settlement of RSUs. Participants who are eligible to defer settlement of their RSUs must make such election in the calendar year preceding the date of vest of the RSUs to be deferred. All determinations regarding eligibility to defer settlement of RSUs shall be made by the Company, in its sole discretion. Where deferral of settlement of RSUs is linked to payment following termination of employment of the participant, settlement of the RSUs may be delayed until at least six months following the participant's termination of employment if that is necessary to avoid tax penalties under Code Section 409A. This will only be applicable to participants who are determined to be “specified employees” as defined for purposes of Code Section 409A.
Other Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting InterDigital shares, such substitution or adjustment shall be made in the aggregate number, type and issuer of the securities granted under the Plan, to the extent applicable, as may be determined to be appropriate by the Committee in its sole discretion, provided that the number of securities subject to any award shall always be a whole number.
No Assignment. An employee may not assign, pledge or otherwise transfer any right relating to any award under the Program and any attempt to do so will be void.
No Right to Continued Employment. Participation in the Program does not give any employee any right to continue in employment or limit in any way the right of the Company to terminate employment at any time, for any reason.
Questions. Please contact Gary Isaacs, Chief Administrative Officer, at 610-878-5721 with any questions regarding the Program.

September 20, 2012